EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
Emdeon Announces Management Change
ELMWOOD PARK, NJ — September 26, 2006 — Emdeon Corporation (Nasdaq: HLTH) announced today that Andrew Corbin, its Chief Financial Officer, will be leaving Emdeon after the filing of its third quarter Form 10-Q in November. Mr. Corbin will be joining Sage Software as Chief Executive Officer of its Healthcare Division. Emdeon had previously disclosed the possibility that Mr. Corbin, who had also served as Chief Executive Officer of Emdeon Practice Services until its sale to Sage Software earlier this month, would be leaving Emdeon to join Sage Software.
“I would like to thank Andy for the important contribution he has made as both CFO of Emdeon and CEO of Emdeon Practice Services. I look forward to continuing to work with him as Sage Software remains an important partner of both Emdeon Business Services and WebMD,” said Kevin Cameron, CEO of Emdeon.
Emdeon is pursuing a search for a new Chief Financial Officer.
About Emdeon
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. WebMD (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
All statements contained in this press release, other than statements of historical fact, are forward-looking statements. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements, including risks and uncertainties regarding: the amount and timing of potential benefits of transactions; relationships with customers and strategic partners; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet and information technology industries. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.